Exhibit 99.1

International Rectifier Announces Proposed Sale of up to $750 Million in Convertible Subordinated Notes

        EL SEGUNDO, Calif.—June 5, 2006—International Rectifier Corporation (NYSE: IRF) today announced that it has commenced a private offering, subject to market conditions and other factors, to sell $650 million aggregate principal amount of convertible subordinated notes due 2013. The notes will be subordinated to International Rectifier's existing and future senior debt. The offering contemplates that the initial purchasers of the notes will have an over-allotment option to purchase up to an additional $100 million aggregate principal amount of notes within 13 days of the initial issuance of the notes.

        International Rectifier expects to use the proceeds for general corporate purposes, which may include the repayment of existing indebtedness. International Rectifier also intends to use a portion of the net proceeds from the notes to pay the net cost of convertible note hedge and warrant transactions. The convertible note hedge transactions are expected to reduce the potential dilution from conversion of the notes.

        In connection with the convertible note hedge and warrant transactions, it is expected that the counterparties or their affiliates will enter into various derivative transactions with respect to the Company's common stock simultaneously with or shortly after the pricing of the notes. In addition, following pricing of the notes, such counterparties or their affiliates may continue to enter into, or to unwind, various derivatives transactions with respect to the Company's common stock and/or to purchase shares of the Company's common stock in secondary market transactions, including during the observation period relating to any conversion of the notes.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

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